Exhibit 12.2

Doral Financial Corporation

Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

Year ended December 31, 2004

Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$501,723
Plus:
Fixed Charges (excluding capitalized interest)	307,405

Total Earnings	$809,128

Fixed Charges:
Interest expensed and capitalized	$303,476
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,473
An estimate of the interest component within rental expense	2,456

Total Fixed Charges before preferred dividends	307,405

Preferred dividends	33,299
Ratio of pre tax income to net income	1.025

Preferred dividend factor	34,122

Total fixed charges and preferred stock dividends	$341,527

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.37

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$501,723
Plus:
Fixed Charges (excluding capitalized interest)	226,722

Total Earnings	$728,445

Fixed Charges:
Interest expensed and capitalized	$222,793
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,473
An estimate of the interest component within rental expense	2,456

Total Fixed Charges before preferred dividends	226,722

Preferred dividends	33,299
Ratio of pre tax income to net income	1.025

Preferred dividend factor	34,122

Total fixed charges and preferred stock dividends	$260,844

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.79